EXHIBIT 99.1

ImClone Systems Incorporated

Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5034

IMCLONE SYSTEMS ANNOUNCES FDA APPROVAL OF CMC SUPPLEMENTAL
BLA FOR ITS BB36 MANUFACTURING FACILITY

NEW YORK, NY – June 18, 2004 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today that the U.S. Food and Drug Administration (FDA) has approved the Company’s Chemistry, Manufacturing and Controls (CMC) supplemental Biologics License Application (sBLA) for licensure of its manufacturing facility (referred to as BB36). BB36 is a 30,000 liter capacity, single-product manufacturing facility dedicated to the production of ERBITUX™ (Cetuximab). From the beginning of 2002 through the end of 2003, the Company produced approximately 200 kilograms of bulk product which is equivalent to 400,000 doses of ERBITUX. At maximum capacity, BB36 is expected to produce 250 kilograms of bulk product per year.

“With today’s licensure of the BB36 manufacturing facility, ImClone Systems is now well positioned to meet the ongoing commercial demand for ERBITUX, as well as supply our clinical development program to explore the drug’s potential in early-stage colon and other cancers,” stated Daniel S. Lynch, Chief Executive Officer of ImClone Systems. “The licensure of BB36 was achieved thanks to the efforts of many people at ImClone Systems and the FDA.”

About ERBITUX (Cetuximab)

ERBITUX is a first-of-its-kind antibody approved for use in the United States in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy. The effectiveness of ERBITUX is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX.

ERBITUX, an IGg1 monoclonal antibody, binds specifically to epidermal growth factor receptor (EGFR, HER1, c-ErbB-1) on both normal and tumor cells, and competitively inhibits the binding of epidermal growth factor (EGF) and other ligands, such as transforming growth factor-alpha. The EGFR is constitutively expressed in many normal epithelial tissues, including the skin and hair follicle. Over-expression of EGFR is also detected in many human cancers including those of the colon and rectum.

Important Safety Information

Severe infusion reactions, rarely fatal and characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, and hypotension, have occurred (3%) with the administration of ERBITUX. Most reactions (90%) are associated with the first infusion of ERBITUX.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of patients receiving ERBITUX.

Dermatologic toxicities, including acneform rash (12% grade 3-4), skin drying and fissuring, and inflammatory or infectious sequelae (e.g. blepharitis, cheilitis, cellulitis, cyst) were reported. Sun exposure may exacerbate these effects.

Other serious adverse events associated with ERBITUX in clinical trials were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX plus irinotecan, 2% receiving monotherapy) and diarrhea (6% in patients receiving ERBITUX plus irinotecan, 0% with monotherapy).

Additional common adverse events seen in patients receiving ERBITUX(TM) plus irinotecan (n=354) or ERBITUX monotherapy (n=279) were acneform rash (88%/90%), asthenia/malaise (73%/49%), diarrhea (72%/28%), nausea (55%/29%), abdominal pain (45%/25%), vomiting (41%/25%), fever (34%/33%) and constipation (30%/28%).

Patients should be screened for EGFR expression using immunohistochemistry (IHC) to determine if they are appropriate candidates for treatment with ERBITUX. ERBITUX is also being studied in earlier stages of colorectal cancer, as well as in other types of cancer that express the EGF receptor.

Full prescribing information is available upon request, or at www.ERBITUX.com.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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